EXHIBIT 5.1

Barristers & Solicitors Patent & Trade-mark Agents	McCarthy Tétrault LLP Suite 3300, 421 – 7th Avenue S.W. Calgary AB T2P 4K9 Canada Telephone: 403 260-3500 Facsimile: 403 260-3501 mccarthy.ca
August 8, 2007
Securities and Exchange Commission
450 Fifth Street NW
Washington DC 20459
USA
Dear Sirs/Mesdames:

Re:	Enbridge Inc. — Incentive Stock Option Plan (2007) and Performance Stock Option Plan (2007) (collectively, the “Option Plans”)
This opinion has been prepared in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) by Enbridge Inc. (the “Corporation”) under the Securities Act of 1933 (the “Securities Act”) with respect to the registration of 4,000,000 common shares (the “Common Shares”) of the Corporation to be reserved for issue pursuant to the Option Plans.
Scope of Review
We have examined originals or copies certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including a certified copy of a resolution passed on May 2, 2007 by the shareholders of the Corporation approving the Option Plans and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.
The opinion hereinafter expressed is limited to matters governed by the laws of the Province of Alberta and laws of Canada applicable therein.
Opinion
Based on the foregoing, we are of the opinion that:
1.	the Corporation is a corporation duly incorporated and validly existing under the Canada Business Corporations Act;
Vancouver, Calgary, Toronto, Ottawa, Montréal, Québec and London, England

2.	all necessary approvals of the shareholder of the Corporation have been obtained in order to authorize the allotment and issue of common shares pursuant to the Option Plans; and

3.	the Common Shares, when duly issued in accordance with the Option Plans, will be issued as fully paid and non-assessable common shares of the Corporation.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
This letter is furnished solely for your benefit in connection with the filing by the Corporation of the Registration Statement and may not be circulated to, or relied upon by, any other person.
Yours very truly,
/s/ McCarthy Tétrault LLP
McCarthy Tétrault LLP